Filed Pursuant To Rule 433

Registration No. 333-217785

April 10, 2018

SPDR® ETF Trading Report

March 2018

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	111,247,855	29,925,898,849	118,951,099	3,277	5,931	886,681	1,632,497	280	1.52	192,128,352
MDY	SPDR S&P MidCap 400® ETF	0.07	0.02	0.07	1,296,821	448,823,993	1,340,816	1,061	1,517	367,944	530,605	146	1.45	1,510,662
SLY	SPDR S&P 600 Small Cap ETF	0.35	0.26	0.33	24,463	3,307,422	25,458	1,870	1,756	252,748	236,135	119	1.45	14,141
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.03	0.01	0.02	5,781,016	1,419,286,490	6,666,625	872	981	214,573	246,544	167	1.68	5,823,227
SPTM	SPDR Portfolio Total Stock Market ETF	0.02	0.05	0.02	453,177	15,144,073	579,965	23,470	15,301	788,902	517,407	333	1.43	18,188
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.06	0.02	156,758	4,770,881	274,288	14,842	10,270	451,600	311,920	200	1.51	30,222
SPLG	SPDR Portfolio Large Cap ETF	0.02	0.05	0.02	301,688	9,586,845	518,983	31,667	21,016	1,002,695	669,870	354	1.43	94,496
SPMD	SPDR Portfolio Mid Cap ETF	0.01	0.04	0.01	222,209	7,461,598	323,409	3,286	2,828	110,657	95,471	190	1.42	34,307
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.11	0.17	0.11	12,728	840,109	16,804	628	641	41,239	42,497	144	1.22	2,075
SHE	SPDR SSGA Gender Diversity Index ETF	0.09	0.12	0.08	4,455	316,965	18,922	2,587	3,105	184,506	223,576	75	1.13	20,764
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.04	0.01	685,354	23,471,090	869,720	4,787	4,278	165,960	148,405	354	1.68	87,893
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.01	391,444	11,732,211	711,907	5,675	5,041	170,605	155,442	388	1.38	66,235
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.17	0.11	0.16	34,334	5,457,787	74,029	794	803	126,375	127,838	78	1.35	12,869
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.10	0.10	0.10	27,952	2,810,269	75,321	744	701	74,890	71,407	93	1.38	22,448
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.32	0.14	0.39	22,794	5,352,958	29,409	917	1,388	215,317	322,709	47	1.54	11,446
SLYV	SPDR S&P 600 Small Cap Value ETF	0.14	0.11	0.14	78,673	9,784,178	96,731	893	875	111,839	110,447	89	1.53	30,866
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	6,153,770	635,720,991	6,901,063	1,849	3,131	192,681	326,647	146	1.56	9,460,750
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	15,648,519	830,618,056	15,480,934	30,097	35,913	1,603,986	2,002,413	299	1.25	41,982,069
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	14,198,732	956,824,352	16,242,785	8,465	9,588	570,893	691,565	170	1.88	22,463,658

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

STATE STREET
GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Sector (cont'd)														
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	62,164,063	1,763,739,467	64,268,694	331,756	351,705	9,489,122	10,161,562	761	1.99	59,475,719
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	8,652,691	722,111,306	10,238,152	3,925	6,475	330,279	557,213	158	1.53	20,940,920
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	15,433,737	1,165,772,616	14,684,979	5,962	9,162	453,371	713,420	194	1.80	36,449,377
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	6,734,552	395,928,919	7,464,915	8,070	10,337	478,251	634,480	190	1.77	13,577,266
XLK	Technology Select Sector SPDR Fund	0.01	0.01	0.01	16,173,834	1,090,497,902	16,150,929	13,624	22,071	932,582	1,485,618	238	1.95	20,330,895
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	18,293,758	909,973,669	20,499,198	16,099	21,679	800,123	1,089,349	259	1.53	69,211,548
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	5,234,034	160,360,646	4,314,454	38,565	39,697	1,185,595	1,238,902	512	1.40	4,353,366
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	2,596,941	128,717,913	2,606,848	3,214	3,596	160,262	179,017	160	2.17	3,621,800
KCE	SPDR S&P Capital Markets ETF	0.13	0.22	0.11	14,168	851,749	19,651	3,232	2,497	193,329	148,821	109	1.46	9,044
KIE	SPDR S&P Insurance ETF	0.02	0.08	0.02	631,942	19,678,828	479,856	5,716	6,018	178,583	187,690	400	1.45	757,616
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	6,285,545	392,851,992	6,356,676	2,406	2,545	151,484	158,392	161	2.23	20,733,165
XBI	SPDR S&P Biotech ETF	0.04	0.04	0.04	4,502,867	413,236,802	4,979,929	859	1,038	79,233	94,375	151	2.58	31,255,989
XNTK	SPDR NYSE Technology ETF	0.12	0.12	0.11	40,082	3,743,701	34,475	426	547	39,292	49,370	141	1.96	6,547
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,648,409	108,491,220	2,509,046	5,747	5,391	236,525	232,958	185	1.83	11,989,694
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	3,028,799	108,701,197	3,712,005	2,450	3,000	87,816	111,602	187	2.53	9,853,658
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.11	0.02	806,726	12,156,981	915,805	10,567	10,057	159,585	164,171	390	3.16	647,803
XITK	SPDR FactSet Innovative Technology ETF	0.13	0.14	0.15	5,020	454,149	3,822	353	370	31,871	31,588	91	1.92	5,124
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	13,719,985	473,298,472	16,416,454	9,731	9,126	335,471	328,628	217	2.53	66,938,294
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.11	0.04	48,986	2,085,625	91,168	2,247	2,426	95,545	106,019	183	1.78	593,276
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	5,303,645	236,643,269	5,778,922	3,523	4,063	157,300	187,005	187	1.85	25,749,827
XSD	SPDR S&P Semiconductor ETF	0.05	0.07	0.05	162,897	11,881,771	166,327	1,000	1,079	73,070	78,187	144	2.12	506,456
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.29	0.19	18,772	1,310,989	22,291	570	555	39,841	37,885	113	1.54	28,232
XTL	SPDR S&P Telecom ETF	0.15	0.21	0.15	30,849	2,162,487	35,169	447	533	31,861	37,309	275	1.12	16,404

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors 2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Industry (cont'd)														
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.10	0.08	139,235	12,162,214	164,762	1,443	1,847	126,444	160,790	149	1.74	2,314,993
XHS	SPDR S&P Health Care Services ETF	0.20	0.31	0.20	6,431	409,019	5,910	737	809	47,523	52,064	119	1.48	17,754
XSW	SPDR S&P Software & Services ETF	0.23	0.30	0.23	5,439	422,165	6,333	3,504	3,361	270,975	251,315	110	1.23	6,324
XTH	SPDR S&P Technology Hardware ETF	0.18	0.24	0.19	594	44,900	1,075	2,226	2,345	166,788	176,472	87	0.71	496
XTN	SPDR S&P Transportation ETF	0.07	0.10	0.06	16,664	1,068,897	43,039	1,125	1,256	71,808	81,699	150	1.53	9,462
XWEB	SPDR S&P Internet ETF	0.28	0.36	0.26	1,563	123,297	1,163	3,860	3,911	305,218	290,541	87	1.42	5,488
XKII	SPDR Kensho Intelligent Structures ETF	0.07	0.24	0.07	1,898	56,692	4,652	9,524	8,124	285,562	246,102	147	0.58	3,974
XKST	SPDR Kensho Smart Mobility ETF	0.08	0.25	0.07	1,101	34,263	3,570	7,685	7,706	235,400	240,330	135	0.85	969
XKFS	SPDR Kensho Future Security ETF	0.07	0.22	0.07	2,696	86,911	5,171	5,441	5,744	172,701	178,090	144	0.73	27
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	321,939	27,373,555	307,735	1,388	1,461	118,232	127,267	190	1.46	86,785
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.09	0.04	245,239	11,224,772	285,776	919	975	42,144	45,474	179	1.06	106,409
RWX	SPDR Dow Jones International Real Estate ETF	0.02	0.05	0.01	604,134	23,944,725	709,099	4,891	4,515	194,343	182,381	278	0.84	1,053,248
Global Equities														
DGT	SPDR Global Dow ETF	0.52	0.60	0.51	1,894	161,252	2,670	477	464	40,729	40,417	119	0.86	421
GII	SPDR S&P Global Infrastructure ETF	0.06	0.13	0.07	14,547	714,920	26,233	701	665	34,524	33,484	122	0.85	5,312
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.16	0.07	136,704	6,615,427	192,008	998	997	48,474	49,544	275	1.20	19,285
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.06	0.02	199,042	7,777,225	264,060	6,808	6,596	265,657	263,513	284	1.01	142,175
ACIM	SPDR MSCI ACWI IMI ETF	0.58	0.73	0.52	10,158	793,480	8,742	591	540	46,657	43,168	188	0.99	3,307
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.25	0.34	0.26	1,996	144,746	4,121	1,348	889	97,681	65,495	104	0.42	1,746
SPDW	SPDR Portfolio World ex- US ETF	0.01	0.04	0.01	499,523	15,669,882	755,878	15,134	15,566	476,532	502,513	331	0.96	51,218
GWX	SPDR S&P International Small Cap ETF	0.05	0.15	0.05	77,616	2,749,052	124,338	819	848	28,998	30,505	176	0.91	11,251
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.15	0.17	0.19	6,837	621,844	5,999	244	245	22,121	22,525	200	0.78	4,018

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	4,348,743	175,408,687	4,636,489	53,633	57,406	2,171,532	2,394,613	397	1.08	4,663,423
FEU	SPDR STOXX Europe 50 ETF	0.07	0.20	0.06	65,877	2,309,988	92,420	894	844	31,101	30,334	361	0.90	894
SMEZ	SPDR EURO STOXX Small Cap ETF	0.15	0.24	0.15	3,834	247,637	6,018	453	455	29,331	29,951	188	0.65	4,480
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.03	0.07	0.03	345,003	13,762,334	508,233	890	1,263	35,431	50,598	184	1.34	100,675
GMF	SPDR S&P Emerging Asia Pacific ETF	0.22	0.21	0.20	18,194	1,958,271	24,037	524	503	56,442	54,793	121	1.21	47,073
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.31	0.43	0.50	1,712	123,490	2,688	275	256	19,830	18,592	108	0.60	2,315
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.06	0.12	0.06	41,619	2,185,756	68,479	681	646	35,736	34,353	128	1.10	77,735
GXC	SPDR S&P China ETF	0.16	0.14	0.16	79,736	9,021,538	105,954	335	337	37,893	38,608	104	1.73	45,740
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.42	0.10	9,989	234,057	5,653	275	249	6,546	6,168	268	1.04	184
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.20	0.08	47,881	1,700,252	66,561	460	632	16,327	22,133	179	1.33	9,872
DWX	SPDR S&P International Dividend ETF	0.04	0.10	0.03	92,751	3,725,744	107,930	909	1,157	36,523	47,581	206	0.86	65,967
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	545,343	50,080,613	718,818	1,533	1,685	141,040	157,575	158	1.22	727,435
WDIV	SPDR S&P Global Dividend ETF	0.09	0.13	0.09	11,449	789,048	12,292	575	555	39,578	38,939	156	0.78	8,114
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.03	0.01	293,424	10,537,699	281,016	2,649	2,447	95,429	90,147	221	1.15	44,933
Advanced Beta — Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.09	0.06	1,426	81,949	9,173	979	954	56,154	56,862	111	0.53	330
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.06	853	54,598	6,895	996	994	63,983	66,133	66	0.32	1
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.24	0.31	0.24	1,215	96,239	3,932	478	480	37,870	38,495	107	0.49	3,668
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.30	0.58	0.23	1,822	96,116	6,688	873	917	46,104	49,282	120	0.53	1,175
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.26	0.41	0.28	15,921	1,031,693	19,293	968	1,033	62,648	67,964	166	0.76	12,789

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Advanced Beta — Multi Factor (cont'd)														
QWLD	SPDR MSCI World StrategicFactors ETF	0.21	0.27	0.20	3,271	249,416	3,396	954	961	72,324	73,376	168	0.30	429
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.38	0.57	0.42	16,747	1,111,724	18,519	454	427	29,917	28,403	242	1.14	25,353
QUS	SPDR MSCI USA StrategicFactors ETF	0.11	0.14	0.13	10,704	828,340	12,294	224	243	17,350	19,001	147	1.22	11,116
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.14	0.22	0.14	4,007	251,856	5,243	5,689	4,670	359,502	299,269	139	0.87	1,380
VLU	SPDR S&P 1500 Value Tilt ETF	0.38	0.37	0.36	1,212	122,246	1,031	2,389	2,247	240,978	231,615	131	0.86	950
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.41	0.34	0.48	1,672	199,311	1,417	582	603	68,773	71,489	76	1.10	9,486
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.38	0.42	0.26	4,621	419,332	5,866	307	333	27,808	30,204	93	1.13	12,488
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.26	0.30	0.25	7,739	692,225	23,658	2,019	2,064	180,144	185,456	105	1.10	61
ONEY	SPDR Russell 1000 Yield Focus ETF	0.26	0.39	0.23	2,192	150,422	1,786	297	350	20,391	24,518	98	0.49	3,638
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.17	0.24	0.19	13,187	968,124	20,998	529	565	38,802	41,751	137	1.13	27,306
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.16	0.22	0.17	1,901	136,921	2,016	489	507	35,213	36,998	144	0.63	6,003
Advanced Beta — Fixed Income														
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.04	0.16	0.05	21,587	542,124	50,997	129	93	323,750	234,371	286	0.49	11,474
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.09	0.30	0.10	2,879	90,357	2,364	754	599	23,678	18,941	162	0.26	4,507
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.01	0.01	790,264	72,293,580	856,672	921,874	512,845	84,333,634	46,912,114	743	0.02	461,698
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.04	0.08	0.05	51,099	2,996,230	89,112	6,106	4,680	357,993	274,871	350	0.18	20,393
SPTL	SPDR Portfolio Long Term Treasury ETF	0.03	0.08	0.03	133,467	4,576,110	253,227	4,896	5,620	168,373	196,038	289	0.64	104,437

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Fixed Income — US Government (cont'd)														
IPE	SPDR Bloomberg Barclays TIPS ETF	0.04	0.08	0.05	74,871	4,146,166	112,039	2,770	2,258	153,365	125,371	228	0.31	13,754
SPTS	SPDR Portfolio Short Term Treasury ETF	0.01	0.05	0.01	108,781	3,222,037	153,322	3,997	4,564	118,406	135,506	330	0.13	68,554
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.03	0.13	0.03	57,395	1,098,821	77,247	1,706	1,481	32,617	28,363	604	0.23	47,113
Fixed Income — US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.03	0.01	547,592	16,519,113	1,029,769	15,059	21,682	454,295	656,397	405	0.11	134,105
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.01	0.03	0.01	576,690	19,285,161	1,032,870	8,443	8,345	282,402	281,374	375	0.19	229,702
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.06	0.02	161,744	4,347,648	316,630	1,815	3,408	48,783	94,792	267	0.46	7,652
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.03	0.01	930,727	28,599,620	836,763	26,305	14,081	808,418	432,742	576	0.09	128,387
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	11,600,723	416,394,212	16,773,181	77,276	80,921	2,774,893	2,940,924	548	0.38	55,311,046
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,627,606	44,533,232	2,614,449	26,151	28,048	715,807	772,007	389	0.30	474,544
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.13	0.52	0.12	13,913	358,229	34,523	327	4,406	8,427	115,330	205	0.60	8,549
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.06	0.24	0.06	41,861	1,066,105	49,589	4,581	5,374	116,700	137,616	391	0.41	5,263
Fixed Income — US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.01	0.04	0.01	442,813	12,403,797	908,010	16,318	16,842	456,789	475,910	332	0.20	384,878
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	1,233,757	64,664,781	1,298,903	2,001	2,111	105,324	110,314	201	1.21	978,479
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.12	0.04	35,772	1,549,177	111,456	478	1,242	20,679	53,379	172	0.38	29,182

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	484,073	23,172,448	632,313	6,378	7,138	305,345	342,364	428	0.14	126,515
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.03	0.05	0.02	467,846	22,370,884	562,461	1,277	1,634	61,070	78,749	74	0.28	959,971
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.09	0.17	0.10	44,753	2,476,462	85,665	794	784	43,973	43,512	169	0.44	24,270
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.09	0.16	0.09	65,073	3,817,741	113,939	346	494	20,308	29,042	171	0.58	39,949
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.13	0.39	0.12	40,643	1,344,263	73,047	923	1,030	30,532	33,926	194	0.60	125,452
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.06	0.01	752,423	21,991,911	767,859	1,796	1,656	52,554	48,144	361	0.49	620,650
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.13	0.35	0.10	92,016	3,310,869	147,762	604	1,074	21,767	38,663	202	0.82	207,907
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.02	0.08	0.03	173,049	5,206,651	244,958	3,554	2,098	107,034	63,288	544	0.41	161,496
Commodity														
GLD®	SPDR Gold Trust®	0.01	0.01	0.01	6,826,951	858,975,320	8,272,147	10,761	10,772	1,353,101	1,358,282	236	0.63	9,697,945
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.14	0.05	28,018	938,243	210,047	1,894	2,294	63,474	80,313	490	1.20	4,981
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.08	0.30	0.08	36,059	935,422	32,986	5,065	5,002	131,333	131,851	262	0.75	11,104
INKM	SPDR SSGA Income Allocation ETF	0.08	0.24	0.07	6,874	226,234	7,249	11,734	10,341	386,570	344,385	314	0.47	221
GAL	SPDR SSGA Global Allocation ETF	0.13	0.33	0.11	15,889	608,028	21,041	10,260	10,772	393,850	418,753	238	0.84	13,487

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.19	0.25	0.20	2,685	200,522	3,092	241	286	18,082	21,704	59	0.88	5,111
SYG	SPDR MFS Systematic Growth Equity ETF	0.19	0.23	0.20	3,293	264,642	8,673	353	354	28,652	28,929	97	1.12	741
SYV	SPDR MFS Systematic Value Equity ETF	0.27	0.41	0.28	10,149	676,277	6,084	552	531	36,577	35,511	102	1.08	4,648
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.05	0.02	303,911	14,507,015	427,372	6,017	4,265	287,148	204,432	324	0.20	3,919
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.11	0.21	0.12	3,929	193,606.84	6,803	1,918	1,339	94,549	66,515	134	0.17	5,150
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.11	0.22	0.09	6,351	310,877.07	11,887	1,529	1,230	74,887	60,406	297	0.20	1,666
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.01	0.03	0.01	616,660	29,186,696	664,368	7,518	8,349	355,945	395,943	399	0.13	99,103
ULST	SPDR SSGA Ultra Short Term Bond ETF	0.03	0.07	0.04	10,116	407,041	26,642	4,896	3,897	197,021	156,909	275	0.07	3,388

Source: NYSE, Nasdaq and BATS as of 03/31/2018. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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State Street Global Advisors SPDR® ETF Trading Report © 2018 State Street Corporation. All Rights Reserved. ID12567-2081238.1.1.NA.INST 0418 Exp. Date: 04/30/2019 SPD001631 ssga.com | spdrs.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licenzed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicenzed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licenzed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.